SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement ("Agreement") is made and entered into by and between Derek DuChesne ("Executive") and Exactus, Inc. (the "Company") this 15 day of September, 2020, and is effective upon Executive and the Company's execution of this Agreement (the "Effective Date"). Executive and Company shall sometimes collectively be referred to herein as the "Parties".

RECITALS

WHEREAS, Company employed Executive pursuant to that certain Employment Agreement ("Employment Agreement"), a copy of which is attached as Exhibit A;

WHEREAS, Executive also serves as an Officer and Director of the Company; and

WHEREAS, the Parties are in dispute over various terms of the Employment Agreement and Executive's relationship with Company and to avoid the cost and uncertainty of litigation, the Parties desire to resolve any and all claims, known and unknown, asserted and unasserted, which either Party may have against the other; and

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Termination of Employment Agreement. The Parties hereby agree that the Employment Agreement, and Executive's employment with Company, as well as his role as an Officer and Director of the Company, are terminated as of the Effective Date. Executive hereby waives any and all wages, compensation, severance, reimbursement, stock options (except as provided in Section 2 below), equity incentive compensation, or other compensation payments under Sections 4, 6 and 7 of the Employment Agreement. The Parties further agree that Sections 8.1 and 8.2 of the Employment Agreement are hereby irrevocably terminated and shall not survive the Employment Agreement. Notwithstanding the foregoing, the Parties agree that the remaining provisions of Section 8 of the Employment Agreement shall survive the termination of the Employment Agreement.

2. Exercise of Stock Options. Executive currently owns 20,000 non-qualified stock options with an exercise price of $0.30 per share. Upon execution of this Agreement, Executive shall pay to Company the total sum of Six Thousand Dollars ($6,000) to exercise his 20,000 options and shall thereafter be issued 20,000 shares of the Company's common stock.

3. Releases.

3.1 Release by Company. Except for Executive's obligations under this Agreement,

Company hereby fully releases and discharges Executive, his affiliates (as defined below), and their respective present and former directors, officers, employees, agents, attorneys and representatives or any of them (collectively, the "Executive Released Parties") from all claims, obligations, liabilities, demands, losses, costs, expenses, penalties and fees, including reasonable attorneys' fees and costs (collectively, "Losses") whether known or unknown, suspected or unsuspected, to the extent arising from or in connection with or relating to actions, events or circumstances occurring or failing to occur in the period prior to the execution of this Agreement by the parties hereto, including without limitation in connection with the Employment Agreement.

3.2 Release by Executive. Except for Company's obligations under this Agreement, Executive and his successors and assigns (the "Executive Parties"), hereby fully release and discharge Company and and all if its past and present incorporators, officers, directors, shareholders, owners, members, agents, business partners, attorneys, employees, representatives, successors, assigns, affiliates, all current, past, and future subsidiaries, parents, related and affiliated corporations, sister corporations, and any person, partnership, corporation, association, organization or entity acting directly or indirectly in their interest (collectively, the "Company Released Parties") from all Losses whether known or unknown, suspected or unsuspected, to the extent arising from or in connection with or relating to actions, events or circumstances occurring or failing to occur in the period prior to the execution of this Agreement by the parties hereto relating to the Company.

3.3 Release of Unknown Claims. The Parties acknowledge that there is a possibility that, subsequent to the execution of this Agreement, each party will discover facts or incur or suffer claims relating to each party's Released Claims which were unknown or unsuspected at the time this Agreement was executed, and which if known by such party at that time may have materially affected such party's decision to execute this Agreement. The Parties acknowledge that each party is aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

> "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each party does hereby waive and relinquish all rights and benefits which each party has under Section 1542 of the California Civil Code, or the law of any other state or jurisdiction, or common law principle, to the same or similar effect as to claims released by this Agreement. The Parties do hereby agree that this waiver is an essential and material term of this Agreement and without such waiver the Agreement would not have been accepted.

4. Notices. All notices and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed duly on the date of service of such notice as long as it is sent by both email and via a recognized national overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

If to the Executive to:

Name: Derek DuChesne
Address: 7095 Hollywood Blvd. #422 Los Angeles CA 90028
Email: derekduchesne@icloud.com

With a copy to:

Matthew Bilinsky, Esq.
Weinberg Gonser LLP
10866 Wilshire Blvd., PH1650
Los Angeles, CA 90024
mattb@weinberg-gonser.com

If to Company to:

Name: Exactus, Inc.
Address: 50 N.E. 4th Avenue, Suite 28, Delray Beach, FL 33483
Email: Attn: Daniel Alberttis, COO
dalberttis@exactusinc.com

With a copy to:

Craig Glasser, Esq.
Kaufman Dolowich & Voluck, LLP
100 S.E. Third Avenue, Suite 1500
Fort Lauderdale, FL 33394
cglasser@kdvlaw.com

Any party may, by written notice so delivered to the other parties, change the address to which delivery of any notice shall thereafter be made.

4. Miscellaneous.

4.1 Amendments. This Agreement and any provision hereof may not be modified or amended except by an instrument in writing signed by Executive and Company.

4.2 Governing Law. This Agreement will be governed by, and construed in accordance with, and all disputes hereunder will be governed by the internal laws of the State of Florida.

4.3 Attorney's Fees and Costs. Should any suit, proceeding or other action be commenced between Executive and Company concerning this Agreement or the rights and duties of the parties in relation hereto, in addition to such other relief as may be granted, the party prevailing in such suit, proceeding or other action shall be entitled to reasonable attorneys' fees and costs.

4.4 Severability. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions will not be affected thereby and such illegal or invalid part, term or provision will be deemed not to be a part of this Agreement.

4.5 Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

4.6 Successors and Assigns. This Agreement will be binding upon the heirs, administrators, executors, successors and assigns of the parties hereto.

4.7 Headings. The headings in this Agreement are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

4.8 Counterparts. This Agreement may be executed in several counterparts and any and all such executed counterparts will constitute one agreement binding upon the parties hereto.

4.9 Further Assurances. Each of the parties hereto, without further consideration, agrees to execute and deliver such other documents and take such other action as may be necessary to consummate more effectively the subject matter hereof including, but not limited to, Executive's written confirmation of his resignation as an Officer and Director of the Company.

4.10 No Third Party Beneficiaries. This Agreement is entered into for the sole benefit of Executive and Company and their respective permitted successors and assigns. No party other than Executive and Company and such permitted successors and assigns shall have any right of action under or rights or remedies by reason of this Agreement.

4.11 Advice of Counsel. The Parties acknowledge that in entering into this Agreement, they have not relied upon any representations, warranties, promises or conditions made by each of the parties or the parties' agents not specifically set forth in this Agreement. The parties acknowledge that each of them has freely executed this Agreement after independent investigation, with the opportunity to obtain advice of independent counsel and without fraud, duress or undue influence, and that each understands its content.

4.12 Confidentiality. The Parties agree that, other than acknowledging in response to any inquiry the fact that the Parties' disputes have been resolved, Executive shall not disclose or discuss, or cause or permit his counsel or anyone in privity with counsel to disclose or discuss, directly or indirectly, to any person, entity or representative thereof, who is not a party or an agent of a party, any of the terms of the settlement and/or the facts surrounding the underlying controversies and disputes; provided, however, that nothing contained herein shall preclude the parties from complying with any lawful subpoena or court order, or any request for information, documents or testimony from any government agency or self-regulatory organization, or from making disclosure to lawyers, accountants, and tax advisors as necessary.

4.13 Duty to Preserve Confidential Information. Executive acknowledges that in the

course of his employment, Executive had access to certain proprietary information of Company which Company desires to keep confidential ("Confidential Information"), including, but not limited to, information relating to Company's operations, financial affairs, management, personnel, marketing programs, supplier lists, vendor lists, and customer lists. Executive agrees never to divulge any such Confidential Information to any other person or entity, subject to the terms of this Agreement and agreements executed at the time of hiring previously executed and acknowledged by Executive, which Executive hereby reaffirms and which remain binding on Releasor. Confidential Information does not include information which is required to be disclosed by court order, subpoena or other judicial process. Executive understands and agrees that this Paragraph is a material provision of this Agreement and that any breach of this Paragraph shall be a material breach of this Agreement, and that Company would be irreparably harmed by violation of this provision

4.14 Warranty of Non-Transfer of Released Matter. Executive warrants and represents that he has not previously assigned or transferred to any person not a party to this Agreement any released matter or any part or portion of the released matter and Executive shall defend, indemnify, and hold Company harmless from and against any claim, including the payment of attorneys' fees and costs actually incurred, whether or not litigation is commenced, based on or in connection with or arising out of any such assignment or transfer that is made, purported, or claimed.

4.15 Acknowledgment of Joint and Equal Participation. The Parties hereto acknowledge and agree that each has been given the opportunity to independently review this Agreement and agree to the particular language of the provisions hereof. All Parties shall be deemed to have equally participated in the negotiation and drafting of this Agreement, and no rule or principle of interpretation based on draftsmanship shall apply.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE:	COMPANY:
By:_____ ____________________9/15/20_____ Derek DuChesne	By: ____________________ Daniel Alberttis, its Chief Operating Officer

EXHIBIT
“A”

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement"), dated February __, 2020, is entered into by and between Exactus, Inc. (the "Company") and **Derek Du Chesne** (the "Executive").

WHEREAS, the Company desires that Executive become employed by, and Executive desires to be employed by, the Company effective February __, 2020 (the "Effective Date"); and

WHEREAS, the effectiveness of this Agreement is contingent upon the consummation of the

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. **Effectiveness; Employment**. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement. Executive's employment with the Company shall commence on the Effective Date and shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the second (2nd) anniversary of the Effective Date (the "Initial Term"). Commencing on the second (2nd) anniversary of the Effective Date and on each anniversary thereafter, the term of this Agreement shall automatically renew for a period of one year (each, a "Renewal Term" and the Renewal Terms, if any, together with the Initial Term shall be referred to as the "Term") unless either party provides written notice to the other, not less than thirty (30) days prior to the expiration of the then current Term, that the party does not want the Agreement to be renewed, and in such event this Agreement shall continue only to the end of the then current Term.

2. **Duties**. During the Term, Executive shall have the title of Chief Growth Officer and shall have such duties, authorities and responsibilities as are consistent with such position, as the Board of Directors of the Company (the "Board") may reasonably designate from time to time. Executive will report directly to the Board of Directors. Executive shall devote Executive's primary business time and attention and Executive's good faith commercial efforts (excepting vacation time, holidays, sick days and periods of disability) to Executive's employment and service with the Company and its Affiliates (defined below); provided, however, that this Section 2 shall not be interpreted as prohibiting Executive from making and managing Executive's personal investments (so long as such investment activities are of a passive nature) or engaging in (x) charitable or civic activities or (y) consulting or advisory activities for third-parties (including third-parties that participate in or may compete with Company in the Business), provided such parties are identified to and approved by the Board of Directors in writing in advance with respect to any competitive or potentially competitive activities, and so long as such activities (i) do not materially interfere with the performance of Executive's duties and responsibilities hereunder, (ii) do not create a fiduciary conflict, or (iii) are approved by the board of Directors or excluded under this Agreement. Executive's current consulting activities

on behalf of Tyson Ranch and House of Commons are hereby approved and excluded from the restrictions under this Agreement. If requested, Executive shall also serve as an executive officer and/or member of the board of directors, with additional compensation (negotiated in good faith commensurate with the anticipate time and resource commitment required of Executive), of any entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (an "Affiliate").

3. **Location of Employment**. Executive's principal place of employment shall be in Los Angeles, California or surrounding areas], subject to reasonable business travel consistent with Executive's duties and responsibilities. Notwithstanding the foregoing, Executive may be required to travel and render Executive's services for Company at or near Company's principal offices in South Florida for up to fifty percent (50%) of Executive's work commitment, provided that Company will pay the costs of round-trip (coach) airfare, reasonable lodging (which shall be a short term rental apartment if Executive is consistently required to render such services), and reimbursement for transportation costs (Uber/Lyft or rental car) in connection with any services rendered outside the greater Los Angeles area. If Executive expresses a good faith belief that required travel is interfering with Executive's duties and work functions, Company shall use good faith efforts to reduce Executive's travel commitments in connection therewith.

4. **Compensation**.

4.1 Base Salary.

(a) In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary (the "Base Salary") at an annual rate of $150,000 during the initial annual period of the Term, increasing to an amount no less than $250,000 annual rate during the second (2nd) annual period of the Term. The Base Salary shall be reviewed annually by the Board after June 1, 2020 (but will not decrease, except in the event of a bona fide across the board reduction applicable to substantially all senior executives of the Company, and in proportion thereto).

(b) The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees and shall be subject to all required withholding taxes, FICA and FUTA contributions and similar deductions.

(c) The Executive shall be entitled to: (A) a quarterly cash bonus based on quarterly Net Sales (net of customary discounts, returns and allowances, promotional products, samples and giveaways) within 45 days of the close or each quarterly period as reported by the Company in its filings and reports with the SEC (90 days in the case of the Company's fourth quarter) in an amount or percentage determined by Executive and the Board and (B) to additional compensation for Executive based upon incremental Revenues generated by Executive's efforts, and other extraordinary events, merger and acquisition activity and new business initiatives.

4.2 Annual Cash Bonus. The Executive shall be entitled to a cash performance bonus in respect of the 2020 calendar year in an amount equal to 250% of the Executive's Base Salary if: (A) Net Income of the Company (as determined in accordance with US GAAP), on a

consolidated basis, for the 2020 fiscal year is equal to or in excess of $5,000,000; or (B) Net Sales on a consolidated basis is equal to or in excess of $40,000,000 (in each case of (A) and (B) such amounts shall be pro-rated for the period commencing as of the Effective Date through and including December 31, 2020). Effective January 1, 2021, Executive shall be eligible for an annual cash bonus (the "Cash Bonus"), with a target Cash Bonus amount equal to two hundred percent (200%) of the Executive's Base Salary (the "Target Cash Bonus"), subject to the satisfaction of performance criteria set by the Board in consultation with a third-party compensation expert and Executive, within the first quarter of such fiscal year and each subsequent fiscal year. The Cash Bonus for each fiscal year shall be paid to Executive in the calendar year following the year of performance, as soon as reasonably practicable following the issuance of the audited financial statements.

4.3 Equity Incentive Plan. Executive shall be eligible to participate in the Company's equity incentive plan for management employees (the "Management Equity Incentive Plan") and receive grants thereunder as determined by the Board in its sole discretion. On the Effective Date, Executive shall receive an initial grant of 1,000,000 non-qualified stock options at an initial exercise price of $0.50 per share, 250,000 immediately vested and 750,000 vesting 1/24 per month for 24 months so long as Executive remains employed by the Company. The exercise price shall be waived by the Company upon Company achieving the New Income or Net Sales milestones set forth in Section 4.2 above. All shares are accelerated to fully vest upon a "Change in Control" as defined in the Company's 2019 Equity Incentive Plan.

4.4 Vacation. Executive shall be entitled to three (3) weeks of annual paid vacation days, which shall accrue and be useable by Executive in accordance with Company policy, as may be in effect from time to time.

4.5 Benefits. During the Term, Executive shall be entitled to participate in any benefit plans, including medical, disability and life insurance (but excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Company and their subsidiaries as in effect from time to time (collectively, "Benefit Plans"), on the same basis as those generally made available to other senior employees of the Company and its subsidiaries, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan. Executive understands that any such Benefit Plans may be terminated or amended (generally, but not selectively) from time to time by the Company in its sole discretion.

5. **Termination**. Executive's employment hereunder may be terminated as follows:

5.1 Automatically in the event of the death of Executive;

5.2 At the option of the Company, by written notice to Executive or Executive's personal representative in the event of the Disability of Executive. As used herein, the term Disability shall mean a physical or mental incapacity or disability that has rendered, or is likely to render, Executive unable to perform Executive's material duties for a period of 270 days in any twelve-month period as determined by a medical physician selected by the Company;

5.3 At the option of the Company for Cause (as defined in Section 6.4), on prior written notice to Executive (provided that such notice is provided with ninety (90) days of any such determination of Cause);

5.4 At the option of the Company at any time without Cause (provided that the assignment of this Agreement to and assumption of this Agreement by the purchaser of all or substantially all of the assets of the Company shall not be treated as a termination without Cause under this Section 5.4);

5.5 At the option of Executive for Good Reason (as defined in Section 6.5), subject to Section 6.5 hereof; or

5.6 At the option of Executive for any reason other than Good Reason on thirty (30) days prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice).

6. **Severance Payments**.

6.1 Termination Without Cause or Termination by Executive for Good Reason. If Executive's employment is terminated at any time during the Term by the Company without Cause (and not for death or Disability) or by the Executive for Good Reason, subject to Section 6.6 hereof, Executive shall be entitled to:

(a) within thirty (30) days following such termination, payment of Executive's accrued and unpaid Base Salary and reimbursement of expenses under Section 7 hereof in each case accrued through the date of termination;

(b) subject to Section 12.7(b) hereof, (i) if the date of termination occurs on or prior to the twelve (12) month anniversary of the Effective Date, an amount equal to twenty-four (24) months of Executive's monthly Base Salary or (ii) if the date of termination occurs after the twelve (12) month anniversary of Effective Date, an amount equal to twelve (12) months of Executive's Base Salary, in each case payable at the same time such Base Salary would have otherwise been payable if Executive had remained employed with the Company; provided that the first payment shall be made on the next regularly scheduled payroll date following the thirtieth (30th) day after Executive's "termination of employment" and shall include payment of any amounts that would otherwise be due prior thereto;

(c) any Cash Bonus actually earned with respect to a full fiscal year ending prior to the date of such termination but unpaid as of such date, plus an additional fifty percent (50%) of such actually earned Cash Bonus, payable at the same time in the year of termination as such payment would be made if Executive continued to be employed by the Company;

(d) subject to Section 12.7(b) hereof and Executive's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall pay to Executive each month an amount equal to the monthly amount of the COBRA continuation coverage premium under the Company's group

medical plans as in effect from time to time until the earliest of: (i) twenty-four (24) months after the date of Executive's termination of employment if such date of termination occurs on or prior to the twelve (12) month anniversary of the Effective Date; (ii) twelve (12) months after the date of Executive's termination of employment if such date of termination occurs after the twelve (12) month anniversary of the Effective Date; (iii) the date Executive is no longer eligible for benefits under COBRA; or (iv) the date Executive obtains other employment that offers medical benefits, provided, that the first payment of any amount described in this Section 6.1(d) shall be paid on the thirtieth (30th) day following Executive's termination of employment and shall include any amounts due prior thereto; and

(e) an acceleration of vesting of six (6) months of Executive's stock options under Section 4.2 (or full acceleration of Executive's remaining unvested options if Executive has less than six (6) months remaining on Executive's vesting schedule at the time of termination).

6.2 Termination due to Death or Disability. Upon the termination of Executive's employment due to Executive's death or Disability pursuant to Section 5.1 and Section 5.2 respectively, Executive or Executive's heirs or legal representatives shall be entitled to receive the payments and benefits described under Sections 6.1(a), (c), and (e) hereof (and any stock options shall be assigned or otherwise transferred to Executive's heirs or legal representatives).

6.3 Termination by the Company for Cause, Termination by Executive for any reason other than Good Reason, or Non-Renewal. Except for the payments and benefits described in Sections 6.1(a) and (c), Executive shall not be entitled to receive severance payments or benefits after the last date of employment with the Company upon the termination of Executive's employment hereunder by the Company for Cause pursuant to Section 5.3, by Executive for any reason other than Good Reason pursuant to Section 5.6, or the non-renewal of the then current Term in accordance with Section 1 above.

6.4 Cause Defined. For purposes of this Agreement, the term "Cause" shall mean:

(a) Executive's willful failure or refusal to perform his employment duties after being given notice and a reasonable opportunity (of no less than five (5) business days) to remedy such failure or refusal;

(b) Executive's gross misconduct in connection with Executive's employment that has a material adverse effect on Company's business or prospects;

(c) Executive's act of willful, knowing dishonesty or breach of trust in connection with Executive's employment that has a material adverse effect on Company's business;

(d) Executive's indictment of, conviction of, or a plea of guilty or no contest to, any indictable criminal offense or any other non-indictable criminal offense involving fraud, dishonesty, or misappropriation in connection with Company's business or the Business in which the Company is engaged (for the absence of doubt the provisions of this subsection (d) shall

include the Company's business of hemp-derived products and services and any cannabis related offenses);

(e) the violation by Executive of any material written policies of the Company or its Affiliates that goes uncured for a period of ten (10) business days from written notice thereof;

(f) Executive's material breach of any confidentiality, non-solicitation or non-competition obligations to the Company or its Affiliates which (if curable) is not cured within five business (5) days of written notice of such breach;

(g) material breach by Executive of any of the provisions of this Agreement which (if curable) is not cured within fifteen (15) days of written notice of such breach; or

(h) as provided in Section 12.1 hereof.

All written notices given by Company under this Section 6.4 must include the nature of the breach or violation in question and reasonable steps to cure.

6.5 Good Reason Defined. For purposes of this Agreement, the term "Good Reason" shall mean:

(a) a material breach of this Agreement by Company;

(b) a material diminution in the Executive's title, duties, responsibilities, or salary hereunder without Executive's prior written consent; or

(c) Company's relocation of Executive's principal place of employment outside of the greater Los Angeles area, without the consent of Executive.

provided, that, in any such case, (i) the Company has been given written notice that identifies the alleged Good Reason event within 90 days of the initial existence (with Executive's reasonable knowledge) of the alleged Good Reason event, (ii) the Company has not remedied the alleged Good Reason within 30 days after the receipt of such notice and (iii) Executive terminates employment within 10 days of the end of the 30-day cure period.

6.6 Conditions to Payment. All payments and benefits due to Executive under this Section 6 that are not otherwise required by law shall only be payable if (i) Executive (or Executive's beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims in the form attached hereto as Exhibit A (the "General Release"), provided, if necessary, such General Release may be updated and revised to comply with applicable law to achieve its intent and (ii) such General Release shall be executed and delivered (and no longer subject to revocation) within sixty (60) days following termination. Failure to timely execute and return such General Release, or revocation thereof, shall be a

waiver by Executive of Executive's right to severance. In addition, severance shall be conditioned on Executive's compliance with Section 8 hereof as provided in Section 9 below.

6.7 No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 6, upon termination of employment Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company's or its subsidiaries' employees or otherwise.

7. **Reimbursement of Expenses**. The Company shall reimburse Executive for all reasonable travel and other expenses actually incurred by Executive in connection with the performance of his duties under this Agreement, subject to compliance with such reasonable limitations, policies and reporting requirements with respect to expenses (including the presentation of receipts or other appropriate documentation) as may be established by the Board from time to time.

8. **Restrictions on Activities of Executive**.

8.1 Non-Competition. Executive covenants and agrees that, during Executive's employment and for the one (1) year period commencing on the date Executive's employment with the Company ends (the "Restriction Period"), Executive shall not directly or indirectly (whether for compensation or otherwise) manage, operate, control, consult with, render services for, be employed by or in any manner participate (other than as a passive investor or stakeholder) in any business that is competitive with the Business of the Company or any of its Affiliates, either as an officer, director, manager, agent, employee, consultant, trustee, affiliate or otherwise. "Business" means (A) the business of the Company and its Affiliates as of the Effective Date, which includes the research, development, marketing and distribution of (i) hemp and hemp based ingredients, products, nutraceuticals, supplements or brands (ii) generic or pharmaceutical grade drugs and other products with hemp or hemp-based ingredients, (iii) CBD, CBG, CBN or any other cannabidiol compound, whether naturally occurring or chemically formulated, and (B) any other business contemplated by the Company or any of its Affiliates on the date of termination of Executive's employment with the Company, or entered into, or proposed or approved to be entered into, by the Company or any of its Affiliates between the Effective Date and the date of termination of Executive's employment with the Company, including online, retail, wholesale, licensing, research, development, marketing and distribution of any branded or white-label product with respect to which the Company or any of its Affiliates has made any efforts to market, sell or distribute. The non-competition covenant contained in this Section 8.1 shall apply throughout the United States and in any foreign jurisdiction in which the Company has sold products within the prior 12 months of termination. Executive acknowledges that the Company distributes and sell its products throughout the United States and has customers located throughout the United States, and that the scope of this restriction is appropriate and reasonable to protect the Company's business interests. Notwithstanding anything to the contrary herein, if Executive's employment is terminated by the Company without Cause (and not for death or Disability) or by the Executive for Good Reason, Executive's restrictions under this Section 8.1 shall be subject to Company's fulfillment of its severance obligations and compliance with

Section 6.1 hereof (and any violation by Company shall render Executive's non-compete restrictions null and void).

8.2 Non-Solicitation. Executive covenants and agrees that, during the Restriction Period, Executive shall not directly or indirectly (i) induce or attempt to induce, including through the use of social media, any customer, supplier or other party with whom the Company or its Affiliates do business to cease doing business with the Company or its Affiliates, or in any way interfere with or attempt to interfere with the relationship between the Company and its Affiliates and any existing customer, supplier or other party with whom the Company or its Affiliates do business, or (ii) influence or attempt to influence or solicit, including through the use of social media, any employees, officers or independent contractors of the Company or any of its Affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company or such Affiliates or assist any other person to do so. The restrictions in this Section 8.2 shall not apply with regard to (i) general solicitations that are not specifically directed to employees of the Company or any Affiliate (but the restrictions shall still apply to the hiring of any person who responds to such general solicitation), or (ii) serving as a reference at the request of an employee. Executive covenants and agrees that, upon termination of Executive's employment, Executive will terminate any connections with the Company's and its Affiliates' customers on any social media sites, including, but not limited to, LinkedIn. Notwithstanding anything to the contrary herein, if Executive's employment is terminated by the Company without Cause (and not for death or Disability) or by the Executive for Good Reason, Executive's restrictions under this Section 8.2 shall be subject to Company's fulfillment of its severance obligations and compliance with Section 6.1 hereof (and any violation by Company shall render Executive's non-solicitation restrictions null and void).

8.3 Confidentiality.

(a) Executive shall not, during the Term or at any time thereafter, directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors, employees, and representatives of the Company or use or otherwise exploit for Executive's own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below). Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by applicable law, court order or other legal process; provided, however, that in the event disclosure is required by applicable law, court order or other legal process, Executive shall provide the Company with prompt notice, to the extent reasonably possible, of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order.

(b) "Confidential Information" means any information with respect to the Company or any of its Affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets as defined under applicable state law, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date, (ii) becomes generally available to the public other than as a result of a

disclosure not otherwise permissible hereunder, or (iii) is received by Executive from a third-party unaffiliated with Company who is not subject to any obligation of confidentiality with the Company.

8.4 Assignment of Inventions.

(a) Executive agrees that during Executive's employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company's strategic plans, products, processes or apparatus or the business (collectively, "Inventions"), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive's assignees. Regardless of the status of Executive's employment by the Company, Executive and Executive's heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.

The parties understand that this Section 8.4(a) does not apply to any Inventions which qualify under the provisions of California Labor Code Section 2870 (copied below).

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

(b) Whether during or after the Term, Executive further agrees (after reasonable opportunity to review and provide comments) to execute and acknowledge all papers and to do, at the Company's expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure

Executive's signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive's physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive's attorney-in-fact to act on Executive's behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

8.5 Return of Company Property. Within ten (10) days following the date of any termination of Executive's employment, Executive or Executive's personal representative shall return all property of the Company and its Affiliates in Executive's possession, including but not limited to all Company-owned computer equipment (hardware and software), telephones, facsimile machines, computer tablets and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its Affiliates, its customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Executive's compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive's employment, or termination thereof, with the Company that he received in Executive's capacity as a participant in such plans, programs or agreements.

8.6 Resignation as an Officer and Director. Upon any termination of Executive's employment, Executive shall be deemed to have resigned, to the extent applicable, as an officer of the Company and any of its Affiliates, as a member of the board of directors of any of the Company's Affiliates and as a fiduciary of any Company or Affiliate benefit plan. On or immediately following the date of any termination of Executive's employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive's resignation(s).

8.7 Cooperation. During and following the Term, Executive shall reasonably assist and cooperate willingly, upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for Executive's prior commitments), in any matter relating to Executive's position with the Company and its Affiliates, or Executive's knowledge as a result thereof as the Company may reasonably request, including Executive's attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company's (or an Affiliate's) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which Executive was involved or had knowledge by virtue of Executive's employment with the Company. The Company shall reimburse Executive for reasonable out-of-pocket travel/lodging costs and expenses incurred by Executive (in accordance with Company policy) as a result of providing such assistance, upon the submission of the appropriate documentation to the Company.

8.8 Non-Disparagement. During Executive's employment with the Company and at any time thereafter, Executive and Company agree not to disparage or encourage or induce others to disparage each other or their respective affiliates or any of their respective past and present, officers, directors, managers, attorneys, advisors, consultants, products or services (the "Company Parties"). For purposes of this Section 8.8, the term "disparage" includes, without limitation, comments or statements to the press, to the Company's or any Affiliate's employees or to any individual or entity with whom the Company or any Affiliate has a business relationship (including, without limitation, any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, damage any of the Company Parties. Notwithstanding the foregoing, nothing in this Section 8.8 shall prevent Executive from making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Executive.

8.9 Survival. This Section 8 shall survive any termination or expiration of this Agreement or employment of Executive.

9. **Remedies**. It is specifically understood and agreed that any breach of the provisions of Section 8 of this Agreement may result in irreparable injury to the Company and that the remedy at law alone may be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach of Section 8 above, the Company shall be entitled to seek to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated. Furthermore, in the event of any breach of the provisions of Section 8.1 or 8.2 above or a material and willful breach of any other provision in Section 8 above (the "Forfeiture Criteria"), the Company shall be entitled to cease making any severance payments being made hereunder, until such breach is cured, at which time Company shall reinstate such payments.

10. **Severable Provisions**. Except as otherwise provided in Section 12.8(e), the provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, except as otherwise provided in Section 12.8(e), the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

11. **Notices**. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Exactus, Inc.
80 NE 4th Avenue
Suite 28
Delray Beach, Florida 33483
Attn: Bobby Yampolsky, Chairman

With copies to (which shall not constitute notice):

Exactus, Inc.
80 NE 4th Avenue
Suite 28
Delray Beach, Florida 33483
Attn: Chief Legal Officer

If to Executive:

The last address shown on records of the Company

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 11.

12. **Miscellaneous**.

12.1 Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on his activities on behalf of the Company as a result of agreements into which Executive has entered. To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Executive for Cause or not permit Executive to commence employment.

12.2 No Mitigation or Offset. In the event of any termination of Executive's employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due to Executive under this Agreement on account of future earnings by Executive, except as provided in Section 6.1(d) hereof.

12.3 Entire Agreement; Amendment. Except as otherwise expressly provided herein and as further set forth in the grant agreement of any equity awards, this Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

12.4 Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company's assets. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

12.5 Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

12.6 Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

12.7 Code Section 409A.

(a) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and guidance promulgated thereunder to the extent applicable (collectively "Code Section 409A"), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered "nonqualified deferred compensation" under Code Section 409A upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a "termination", "termination of employment" or like terms shall mean "separation from service". If Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified

deferred compensation under Code Section 409A payable on account of a "separation from service", such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such "separation from service" of Executive, and (ii) the date of Executive's death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive's taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company.

12.8 Arbitration.

(a) In consideration of Executive's employment with the Company, to the fullest extent allowed by law and except as set forth in Section 12(d), any controversy or claim arising out of or relating to Executive's employment or the termination of such employment, other than injunctive and equitable relief with regard to Section 9 hereof, whether asserted by the Company against Executive or by Executive against the Company or any of its agents or employees, shall be finally settled by binding arbitration, employing a single, neutral arbitrator, and administered by JAMS, Inc. ("JAMS"), under its Employment Arbitration Rules and Procedures (available at http://www.jamsadr.com), if JAMS has an office within 100-miles of where the Executive is located or most recently was employed with the Company, or, if JAMS does not have an office within that 100-mile radius, by the American Arbitration Association ("AAA") under its Employment Arbitration Rules and Mediation Procedures (available at http://www.adr.org). Claims subject to arbitration shall include, but are not limited to, any claims under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the

Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and any other federal, state or local statute, regulation or common law doctrine, including contract or tort, regarding employment discrimination, the terms and conditions of employment or termination of employment.

(b) The parties acknowledge that this Agreement involves interstate commerce, and is governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. (the "EAA"). The arbitrators may construe or interpret, but shall not vary or ignore, the terms of this arbitration provision, and shall be bound by controlling law, including the FAA and federal law construing the FAA. In the event of any conflict between state law and federal law under the FAA, federal law shall apply. Prior to invoking arbitration, Executive understands that Executive is encouraged, but not required, to exhaust all remedies set forth in any Company policies or procedures which may exist from time to time. Both the Company and Executive are waiving their rights to proceed in a court of law, including a trial by jury, in exchange for arbitration.

(c) The arbitration will be conducted in the city with a JAMS or AAA office (as applicable) nearest to where Executive is primarily located or most recently was employed with the Company. Judgment upon any award rendered in an arbitration proceeding may be entered in any court having jurisdiction of the matter. Any controversy or claim subject to arbitration by either Executive or the Company shall be deemed waived, and shall be forever barred, if arbitration is not initiated within the time limit established by the applicable statute(s) of limitations in the state where the arbitration is to be conducted. The Company and Executive will have the same remedies in arbitration as the parties would otherwise have had if the claim had been filed in a court of law, including, where authorized by law, compensatory and punitive damages, injunctive relief, and attorneys' fees.

(d) Each party shall bear its own costs for legal representation at any arbitration. The cost of the arbitrator, court reporter (if any), and any incidental costs of arbitration, shall be borne equally by the parties. Notwithstanding the foregoing, the arbitrator may award attorney's fees and costs to the party that prevails in any such arbitration.

(e) The parties intend that any arbitration conducted hereunder be resolved on an individual basis and agree that the arbitrator lacks the power and/or authority to join the disputes of any third party(ies) in any class or consolidated arbitration. This provision may not be severed from Section 12 of this Agreement. In the event this provision is deemed to be unlawful, invalid or unenforceable, the parties agree that the entirety of Section 12 of this Agreement shall be severed from the Agreement and rendered void.

(f) In any arbitration commenced pursuant to this policy, depositions may be taken and discovery obtained to the reasonable amount necessary for both parties to be able to present their claims and defenses. The arbitrator shall determine and apply reasonable discovery limits in the arbitrator's discretion. Any award by the arbitrator(s) shall be reasoned and accompanied by a statement of the factual and legal bases for the award.

(g) This agreement to arbitrate shall not apply to claims for workers' compensation or unemployment compensation or to claims for emergency, provisional relief, including temporary restraining orders, temporary protective orders, and preliminary injunctive relief, from a court of competent jurisdiction pending arbitration if the award to which either party may be entitled would be rendered ineffectual without provisional relief. Nothing in this agreement will preclude Executive from filing a charge or complaint or otherwise communicating with any responsible governmental official, office, or agency, provided that this agreement may, under applicable law, require any request by Executive for individual relief to be arbitrated.

12.9 Directors and Officers Liability Insurance. Executive shall be indemnified and covered under a directors and officers liability insurance policy with an aggregate coverage limit not less than $2,000,000.

12.10 Governing Law. Except as otherwise provided in Section 12.8(b), this Agreement shall be construed under and enforced in accordance with the laws of the State of California, without regard to the conflicts of law provisions thereof.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

12.12 Compliance with Dodd-Frank. All payments under this Agreement, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act, shall be subject to any incentive compensation policy established from time to time by the Company to comply with such Act.

[*Remainder of page intentionally left blank*]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXACTUS, INC.

By: ______________________
Name: Bobby Yampolsky
Title: Chairman of the Board

EXECUTIVE

DEREK DU CHESNE

____

EXHIBIT A

Release of Claims[1]

This release of claims (this "Release") is required as a condition for your receipt of the benefits described in Section 6 of that certain Employment Agreement (the "Agreement"), dated [______], 2020, entered into by and between [Exactus, Inc.] (the "Company"), and [_______] ("you").

1. Release.

a. In consideration of the terms of the Agreement, you have agreed to and do waive any claims you may have for employment by the Company and you have agreed not to seek such employment or reemployment by the Company in the future. You have further agreed to and do release and forever discharge the Company, its predecessors, successors or assigns, affiliates, shareholders or members and each of their respective officers, directors, agents and employees (collectively, the "Releasees") from all claims, demands, liabilities and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have against the Releasees, including, without limitation, any claims, demands, liabilities and causes of action arising from your employment with the Company and the termination of that employment and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, Title VII of the 1964 Civil Rights Act, the 1866 Civil Rights Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the applicable state Law Against Discrimination, the applicable state Conscientious Employee Protection Act, the applicable state Family Leave Act, the applicable state Wage Payment Law, the applicable state Wage and Hour Law and retaliation claims under the applicable state Workers' Compensation Law, or any other federal, state or local law relating to employment or discrimination in employment, or otherwise.

b. By executing this Release, you do not waive your right to enforce any obligation of the Company pursuant to Section 6 of the Agreement (subject to Section 8 of the Agreement), any rights you may have under equity award agreements between you and the Company, any rights to indemnification from the Company that you may have, any rights to continuing directors' and officers' liability insurance to the same extent as the Company covers its other officers and directors, COBRA continuation coverage benefits, or vested benefits under benefit plans of the Company or its affiliates.

2. Consultation with Attorney; Voluntary Agreement. The Company advises you to consult with an attorney of your choosing prior to signing this Release. You understand and agree that you have the right and have been given the opportunity to review this Release with an attorney.

---

[1] The Company reserves the right to modify this Release to the extent that the Company reasonably determines necessary or advisable to help ensure that this Release is enforceable to the fullest extent permissible under applicable law.

You also understand and agree that you are under no obligation to consent to this Release. You acknowledge and agree that the payments to be made to you pursuant to Section 6 of the Agreement offer you consideration greater than that to which you would otherwise be entitled. You represent that you have read this Release and understand its terms, and that you enter into this Release freely, voluntarily, and without coercion.

3. Effective Date; Revocation. You acknowledge and represent that you have been given at least twenty-one (21) days during which to review and consider the provisions of this Release. You further acknowledge and represent that you have been advised by the Company that you have the right to revoke this Release for a period of seven (7) days after signing it (the "Revocation Period"). You acknowledge and agree that, if you wish to revoke this Release, you must do so in writing, signed by you and received by the Company no later than the seventh (7th) day of the Revocation Period. If no such revocation occurs, the Release shall become effective on the eighth (8th) day following your execution of this Release.

If your employment is terminated in connection with an exit incentive or other employment termination program, you will be afforded forty-five (45) days instead of twenty-one (21) days during which to review and consider the provisions of this Release as well as other information regarding the exit incentive or employment termination program.

[COMPANY]

By: ______________________
Name:
Title:

ACCEPTED AND AGREED:

[Employee's Name]

Date Signed
1-14-20